Exhibit 99.1

Werner Enterprises Reports Fourth Quarter and Full Year 2018 Results

Fourth Quarter 2018 Highlights (all metrics compared to fourth quarter 2017 unless otherwise noted)

•	Total revenues of $646.4 million, up $79.0 million, or 14%

•	Operating income of $74.9 million, up 66%; non-GAAP adjusted operating income of $73.6 million, up 63%

•	Operating margin of 11.6%, up 370 basis points (bps); non-GAAP adjusted operating margin of 11.4%, up 350 bps

•	Diluted EPS of $0.77, down 61%; non-GAAP adjusted diluted EPS of $0.75, up 79%

OMAHA, Neb., Feb. 6, 2019 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Total revenues for the quarter increased 14% to $646.4 million versus the prior year quarter, primarily attributable to dedicated fleet expansion, logistics growth, higher contractual rates, increased customer project revenues and lane mix changes.

Operating income of $74.9 million increased $29.9 million, or 66%. Operating margin of 11.6% increased 370 basis points due to revenue increases that exceeded cost increases, which benefited from a newer fleet and low driver turnover. On a non-GAAP basis, adjusted operating income of $73.6 million increased $28.6 million, or 63%. Adjusted operating margin of 11.4% improved 350 basis points from 7.9% for the same quarter last year.

Interest expense of $0.9 million was $0.5 million higher than the same quarter a year ago due to slightly higher aggregate debt and a higher average interest rate. The effective income tax rate during the quarter was 26.8% compared to an adjusted 32.6% effective income tax rate in fourth quarter 2017.

Net income of $54.6 million decreased 61%. Adjusted net income of $53.6 million increased 75%. Diluted earnings per share (EPS) for the quarter of $0.77 decreased 61%. Diluted EPS included a $0.03 per share real estate gain and a $0.01 per share insurance and claims accrual for interest on a previously disclosed jury verdict. On a non-GAAP basis, adjusted EPS of $0.75 increased 79% compared to $0.42 for the fourth quarter 2017. Fourth quarter 2017 and full year 2017 results included a $110.5 million, or $1.52 per diluted share, non-cash reduction in income tax expense, which resulted from the revaluation of net deferred income tax liabilities to reflect the lower federal corporate income tax rate enacted in December 2017.

“We are extremely pleased and proud that Werner produced record results in 2018, both in our fourth quarter and the full year,” said Derek J. Leathers, President and Chief Executive Officer.

“Beginning three years ago, we made significant investments in our 5 T’s strategy of Trucks, Trailers, Talent, Technology and Terminals. Those investments, combined with our commitment to raise the bar on customer service, are delivering results. I want to personally thank the extremely talented and dedicated men and women of Werner who keep America moving every day. It is an exciting time at Werner. We believe we are uniquely positioned to continue advancing our market leadership given our new fleet, experienced driver and non-driver workforce and our diversified portfolio of dedicated truckload, one-way truckload and asset-backed logistics service offerings. In addition, our strong cash flow, flexible balance sheet and low debt level position Werner well for the future.”

Werner Enterprises, Inc. - Release of February 6, 2019

Key Consolidated Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands, except per share amounts)	2018	2017	Y/Y Change	2018	2017	Y/Y Change
Total revenues	$646,365	$567,365	14%	$2,457,914	$2,116,737	16%
Trucking revenues, net of fuel surcharge	419,587	374,827	12%	1,588,175	1,403,863	13%
Werner Logistics revenues	137,224	112,414	22%	518,078	417,639	24%
Operating income	74,931	45,061	66%	224,215	143,820	56%
Operating margin	11.6%	7.9%	370 bps	9.1%	6.8%	230 bps
Net income	54,563	141,134	(61)%	168,148	202,889	(17)%
Diluted earnings per share	0.77	1.94	(61)%	2.33	2.80	(17)%

Adjusted operating income (1)	73,649	45,061	63%	228,577	143,820	59%
Adjusted operating margin (1)	11.4%	7.9%	350 bps	9.3%	6.8%	250 bps
Adjusted net income (1)	53,603	30,626	75%	171,413	92,381	86%
Adjusted diluted earnings per share (1)	0.75	0.42	79%	2.38	1.27	86%
(1) See GAAP to non-GAAP reconciliation schedule.

Other Noteworthy Developments

During the fourth quarter, we realized a gain of $2.4 million, or $0.03 per share, related to the sale of real estate.

Separately, as previously noted, we are appealing a large adverse jury verdict rendered in May 2018. As such, we accrued $1.2 million of insurance and claims expense, or $0.01 per share, during the fourth quarter for post-judgment interest related to this jury verdict. We expect to accrue $1.2 million every quarter, until such time as the outcome of our appeal is finalized.

Truckload Transportation Services (TTS) Segment

•	Revenues of $494.7 million increased $55.5 million, or 13%

•	Operating income of $66.8 million increased $22.3 million, or 50%; non-GAAP adjusted operating income of $68.0 million increased $23.4 million, or 53%

•	Operating margin of 13.5% increased 340 basis points from 10.1%; non-GAAP adjusted operating margin of 13.7% increased 360 basis points from 10.1%

•	Average segment trucks in service totaled 7,787, an increase of 351 trucks year over year and 59 trucks sequentially

•	Dedicated unit trucks at quarter end totaled 4,500, or 58% of the total TTS segment fleet, compared to 4,000 trucks, or 54%, a year ago

Revenues increased 13% due to a 4.7% increase in average trucks in service, 6.9% growth in average revenues per truck and a $10.0 million increase in fuel surcharge revenues. The average revenues per truck increase was due primarily to an increase in average revenues per total mile, partially offset by a decrease in average miles per truck. The increase in average revenues per total mile was due primarily to higher contractual rates, increased customer project revenues, dedicated fleet expansion, and lane mix changes. The growth in our shorter-haul Dedicated fleet is primarily responsible for the decline in our average miles per truck, as the average miles per truck in our One-Way Truckload fleet decreased only slightly year over year.

During the fourth quarter, freight demand in our One-Way Truckload fleet was stronger than normal, but below the unusually strong freight demand market of fourth quarter 2017, which was aided by tightened industry supply following two major hurricanes in August and September 2017.

Due to growth in company trucks and a decline in independent contractor trucks during the quarter, company truck miles increased by approximately 5 million miles and independent contractor miles decreased by

Werner Enterprises, Inc. - Release of February 6, 2019

approximately 2 million miles. This caused a shift in expense from rent and purchased transportation expense to most other operating expense categories in the quarter compared to the same period last year.

Adjusted operating income increased 53% due to the combination of revenue growth led by rate per total mile improvement and effective operating cost management.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues of $67.9 million and $57.9 million in fourth quarters 2018 and 2017, respectively, and $265.1 million and $205.5 million in 2018 and 2017, respectively), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services (TTS) Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	Y/Y Change	2018	2017	Y/Y Change
Total revenues	$494,708	$439,173	13%	$1,881,323	$1,635,244	15%
Operating income	66,833	44,548	50%	202,581	138,059	47%
Operating margin	13.5%	10.1%	340 bps	10.8%	8.4%	240 bps
Operating ratio	86.5%	89.9%	(340) bps	89.2%	91.6%	(240) bps

Adjusted operating income	67,983	44,548	53%	212,870	138,059	54%
Adjusted operating margin	13.7%	10.1%	360 bps	11.3%	8.4%	290 bps
Adjusted operating ratio	86.3%	89.9%	(360) bps	88.7%	91.6%	(290) bps
Adjusted operating ratio, net of fuel surcharge	84.1%	88.3%	(420) bps	86.8%	90.3%	(350) bps

Werner Logistics Segment

•	Revenues of $137.2 million increased $24.8 million, or 22%

•	Gross margin of 16.8% increased 240 bps

•	Operating income of $7.2 million increased $5.2 million, or 257%

•	Operating margin of 5.3% improved 350 bps

Revenues increased by 22%, led by Brokerage with 23% revenue growth. All five Logistics business units (Brokerage, Freight Management, Intermodal, Werner Global Logistics and Final Mile) experienced growth in revenues in fourth quarter 2018.

The gross margin percentage increased 240 bps to 16.8% due primarily to strength in pricing in transactional brokerage and Intermodal. Our operating margin increased 350 bps to 5.3% due to effective cost management, as other operating expenses grew at 12% compared to revenues which grew at 22%.

We continue to see strong customer interest in the Werner Logistics value proposition, particularly as the market remains strong and shippers tend to consolidate their logistics business with the stability of larger asset-backed logistics providers.

Werner Enterprises, Inc. - Release of February 6, 2019

Key Werner Logistics Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	Y/Y Change	2018	2017	Y/Y Change
Total revenues	$137,224	$112,414	22%	$518,078	$417,639	24%
Rent and purchased transportation expense	114,156	96,267	19%	436,220	355,544	23%
Gross profit	23,068	16,147	43%	81,858	62,095	32%
Other operating expenses	15,825	14,116	12%	61,480	53,412	15%
Operating income	7,243	2,031	257%	20,378	8,683	135%
Gross margin	16.8%	14.4%	240 bps	15.8%	14.9%	90 bps
Operating margin	5.3%	1.8%	350 bps	3.9%	2.1%	180 bps

Cash Flow and Capital Allocation

Cash flow from operations in 2018 was $418.2 million compared to $282.8 million in 2017, an increase of 48%.

Net capital expenditures in 2018 were $349.0 million compared to $198.8 million in 2017, an increase of 75%. We continue to invest in newer trucks and trailers to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was reduced to 1.8 years as of December 31, 2018 compared to 1.9 years as of December 31, 2017. Net capital expenditures are expected to moderate in 2019.

Gains on sales of equipment were $6.5 million, or $0.07 per share, compared to $0.8 million, or $0.01 per share, in the prior-year quarter. Year over year, 13% more trucks and 14% more trailers were sold, and we realized significantly higher average gains per truck and higher gains per trailer. Pricing in the market for our used trucks strengthened over the last four quarters, while we continued to make progress selling late-model trucks via our proprietary retail network. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 800,000 shares of common stock for a total cost of $25.8 million, or an average price of $32.19 per share. As of December 31, 2018, we had 2.6 million shares remaining under our share repurchase authorization.

As of December 31, 2018, we had $125 million of debt outstanding and over $1.26 billion of stockholders’ equity.

2019 Guidance Metrics

The following table summarizes our initial 2019 guidance and assumptions:

2019 Outlook
Truck growth	3% to 5% Growth expected to be in Dedicated and occur in first half of 2019 with minimal truck growth planned for second half of 2019
One-Way Truckload revenue per total mile (RPTM)	4% to 8% Year-over-year percentage increases are expected to be above guidance range in first quarter 2019 and gradually moderate due to significant RPTM increases in subsequent quarters of 2018
Gains on sales of equipment	$18 million to $20 million Gains on sales of equipment are expected to be similar to 2018 and more consistent from quarter to quarter
Effective tax rate	25% to 26%
Net capital expenditures	$275 million to $300 million
Truck and trailer age	We intend to maintain the average age of our truck and trailer fleet at or near current levels of 1.8 and 4.1 years

Werner Enterprises, Inc. - Release of February 6, 2019

Improved Disclosure

In our third quarter earnings release, we noted that our expectation for the percentage increase in average revenues per total mile for the full year 2018 compared to 2017 for our TTS segment was in the high end of the 9% to 12% range.  Our average revenues per total mile for the full year 2018 increased 11.8% compared to 2017.

To provide greater transparency for the components of the Truckload Transportation Services segment, this quarter we began disclosing key operating statistics separately for both the Dedicated and One-Way Truckload units within TTS in the Operating Statistics by Segment table on page 10. On the investor relations section of our website, werner.com, we have provided a link to a downloadable spreadsheet comprising comparable historical operating statistics data for both Dedicated and One-Way Truckload for each of the last 12 quarters. We will continue to report TTS truck, trailer and revenue per truck operating statistics going forward. Given additional clarity and transparency provided for Dedicated and One-Way Truckload, we will no longer be reporting the other TTS revenue operating statistics that we previously reported.

Werner Enterprises, Inc. - Release of February 6, 2019

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss fourth quarter and full year 2018 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.” To participate on the conference call, please dial (877) 317-6789 (domestic) or (412) 317-6789 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on February 6, 2019 at approximately 6:00 p.m. CT through March 7, 2019 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10127422. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of February 6, 2019

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	$	%	$	%	$	%	$	%
Operating revenues	$646,365	100.0	$567,365	100.0	$2,457,914	100.0	$2,116,737	100.0
Operating expenses:
Salaries, wages and benefits	200,549	31.0	180,927	31.9	781,064	31.8	681,547	32.2
Fuel	62,795	9.7	58,194	10.3	254,564	10.4	198,745	9.4
Supplies and maintenance	46,518	7.2	44,049	7.8	185,074	7.5	164,325	7.7
Taxes and licenses	23,711	3.7	22,673	4.0	87,318	3.5	86,768	4.1
Insurance and claims	24,275	3.8	19,591	3.4	98,133	4.0	79,927	3.8
Depreciation	59,712	9.2	55,020	9.7	230,151	9.4	217,639	10.3
Rent and purchased transportation	153,777	23.8	132,427	23.3	589,002	24.0	509,573	24.1
Communications and utilities	4,035	0.6	3,947	0.7	16,063	0.6	16,105	0.7
Other	(3,938)	(0.6)	5,476	1.0	(7,670)	(0.3)	18,288	0.9
Total operating expenses	571,434	88.4	522,304	92.1	2,233,699	90.9	1,972,917	93.2
Operating income	74,931	11.6	45,061	7.9	224,215	9.1	143,820	6.8
Other expense (income):
Interest expense	853	0.1	351	—	2,695	0.1	2,243	0.1
Interest income	(658)	—	(752)	(0.1)	(2,737)	(0.1)	(3,308)	(0.1)
Other	204	—	35	—	376	—	328	—
Total other expense (income)	399	0.1	(366)	(0.1)	334	—	(737)	—
Income before income taxes	74,532	11.5	45,427	8.0	223,881	9.1	144,557	6.8
Income tax expense	19,969	3.1	(95,707)	(16.9)	55,733	2.3	(58,332)	(2.8)
Net income	$54,563	8.4	$141,134	24.9	$168,148	6.8	$202,889	9.6

Diluted shares outstanding	71,136		72,660		72,057		72,558
Diluted earnings per share	$0.77		$1.94		$2.33		$2.80

Werner Enterprises, Inc. - Release of February 6, 2019

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating revenues	$646,365	$567,365	$2,457,914	$2,116,737

Operating expenses	571,434	522,304	2,233,699	1,972,917
Adjusted for:
Insurance and claims (1)	(1,150)	—	(15,189)	—
Property tax settlement (2)	—	—	4,900	—
Gains on sale of real estate (3)	2,432	—	5,927	—
Adjusted operating expenses	572,716	522,304	2,229,337	1,972,917
Adjusted operating income (4)	73,649	45,061	228,577	143,820
Total other expense (income)	399	(366)	334	(737)
Adjusted income before income taxes	73,250	45,427	228,243	144,557
Adjusted income tax expense (benefit)	19,647	(95,707)	56,830	(58,332)
Deferred income tax adjustment for tax reform (5)	—	110,508	—	110,508
Adjusted net income (4)	53,603	30,626	171,413	92,381
Diluted shares outstanding	71,136	72,660	72,057	72,558
Adjusted diluted earnings per share (4)	$0.75	$0.42	$2.38	$1.27

(1) During second quarter 2018, we accrued $11,250 of pre-tax insurance and claims expense (including interest of $1,300) related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. The Company is appealing this verdict. During third quarter 2018 and fourth quarter 2018, respectively, we accrued $2,789 of interest and legal fees and $1,150 of interest related to this jury verdict. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During third quarter 2018, we reached a favorable settlement related to a property tax dispute that reduced taxes and licenses expense by $4,900, for property taxes that were previously expensed and paid over a multi-year period. This item is included in the Truckload Transportation Services segment in our Segment information table.

(3) During second quarter 2018, we sold a parcel of real estate which resulted in a $3,495 pre-tax gain on sale. During fourth quarter of 2018, we sold a parcel of real estate which resulted in a $2,432 pre-tax gain. These items are included in Corporate in our Segment Information table.

(4) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We add the insurance and claims jury verdict expense accrual and related interest and legal fees to (a) and subtract the gains on sale of real estate and the property tax settlement from (a) to arrive at (b) adjusted operating expenses. We subtract (c) total other expense (income) from (b) adjusted operating expenses to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense (benefit) by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to actual income tax expense. We then subtract adjusted income tax expense and the fourth quarter 2017 deferred income tax adjustment from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

(5) During fourth quarter 2017 and full year 2017, our results included a $110,508 non-cash reduction in income tax expense, which resulted from the revaluation of net deferred income tax liabilities to reflect the lower federal income tax rate enacted on December 22, 2017. The Tax Cuts and Jobs Act of 2017 (the Tax Act) lowered the federal corporate income tax rate to 21% from 35% beginning in 2018.

Werner Enterprises, Inc. - Release of February 6, 2019

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues
Truckload Transportation Services	$494,708	$439,173	$1,881,323	$1,635,244
Werner Logistics	137,224	112,414	518,078	417,639
Other (1)	14,115	15,488	56,903	62,745
Corporate	589	399	2,759	1,938
Subtotal	646,636	567,474	2,459,063	2,117,566
Inter-segment eliminations (2)	(271)	(109)	(1,149)	(829)
Total	$646,365	$567,365	$2,457,914	$2,116,737

Operating Income
Truckload Transportation Services	$66,833	$44,548	$202,581	$138,059
Werner Logistics	7,243	2,031	20,378	8,683
Other (1)	(886)	(570)	(453)	35
Corporate	1,741	(948)	1,709	(2,957)
Total	$74,931	$45,061	$224,215	$143,820

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities. On January 1, 2018, we adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”, using the modified retrospective transition method, and comparative information has not been restated. Adoption of the new standard resulted in a $3.6 million and $14.3 million reduction of Other revenues for the three-month and annual periods ended December 31, 2018, respectively, that would have been reported as Other operating expense prior to the new standard with no impact to operating income.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of February 6, 2019

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Truckload Transportation Services segment
Average tractors in service	7,787	7,436	4.7%	7,622	7,305	4.3%
Average revenues per tractor per week (1)	$4,145	$3,878	6.9%	$4,007	$3,696	8.4%
Total tractors (at quarter end)
Company	7,240	6,805	6.4%	7,240	6,805	6.4%
Independent contractor	580	630	(7.9)%	580	630	(7.9)%
Total tractors	7,820	7,435	5.2%	7,820	7,435	5.2%
Total trailers (at quarter end)	23,945	22,900	4.6%	23,945	22,900	4.6%

One-Way Truckload
Trucking revenues, net of fuel surcharge	$204,266	$192,274	6.2%	$770,972	$708,988	8.7%
Average tractors in service	3,315	3,427	(3.3)%	3,345	3,483	(4.0)%
Total tractors (at quarter end)	3,320	3,435	(3.3)%	3,320	3,435	(3.3)%
Average percentage of empty miles	11.66%	11.98%	(2.7)%	11.17%	11.32%	(1.3)%
Average revenues per tractor per week (1)	$4,739	$4,316	9.8%	$4,432	$3,914	13.2%
Average % change YOY in revenues per total mile (1)	10.5%	7.0%		13.2%	3.0%
Average % change YOY in total miles per tractor per week	(0.6)%	(0.2)%		0.0%	1.8%
Average completed trip length in miles (loaded)	851	805	5.7%	833	813	2.4%

Dedicated
Trucking revenues, net of fuel surcharge	$215,321	$182,553	17.9%	$817,203	$694,875	17.6%
Average tractors in service	4,472	4,009	11.5%	4,277	3,822	11.9%
Total tractors (at quarter end)	4,500	4,000	12.5%	4,500	4,000	12.5%
Average revenues per tractor per week (1)	$3,703	$3,502	5.7%	$3,673	$3,496	5.1%

Werner Logistics segment
Average tractors in service	42	44	(4.5)%	42	50	(16.0)%
Total tractors (at quarter end)	40	45	(11.1)%	40	45	(11.1)%
Total trailers (at quarter end)	1,310	1,600	(18.1)%	1,310	1,600	(18.1)%

(1) Net of fuel surcharge revenues

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Capital expenditures, net	$59,682	$77,740	$348,972	$198,845
Cash flow from operations (1)	115,646	59,597	418,159	282,828
Return on assets (annualized) (2)	10.6%	31.6%	8.7%	11.5%
Return on equity (annualized) (2)	17.4%	51.8%	13.7%	19.5%

(1) On January 1, 2018, we adopted Accounting Standards Update 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, by applying the retrospective transition method to each period presented. Adoption of the guidance resulted in a $5.3 million decrease to fourth quarter 2017 cash flow from operations and a $1.0 million increase to cash flow from operations for the year ended December 31, 2017.

(2) Includes the $110.5 million non-cash reduction in income tax expense in fourth quarter 2017 and full year 2017 resulting from the revaluation of net deferred income tax liabilities due to the Tax Act. Excluding this item, return on assets was 6.9% and 5.3% and return on equity was 11.5% and 9.0% for the fourth quarter 2017 and full year 2017, respectively. Management believes the exclusion of the tax reform benefit provides a more useful comparison of our performance from period to period.

Werner Enterprises, Inc. - Release of February 6, 2019

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2018	December 31, 2017
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$33,930	$13,626
Accounts receivable, trade, less allowance of $8,613 and $8,250, respectively	337,927	304,174
Other receivables	26,545	26,491
Inventories and supplies	10,060	11,694
Prepaid taxes, licenses and permits	16,619	15,972
Other current assets	31,577	28,272
Total current assets	456,658	400,229

Property and equipment	2,247,577	2,114,337
Less – accumulated depreciation	760,015	767,474
Property and equipment, net	1,487,562	1,346,863

Other non-current assets (1)	139,284	60,899
Total assets	$2,083,504	$1,807,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$—	$21,539
Accounts payable	97,781	73,802
Current portion of long-term debt	75,000	—
Insurance and claims accruals	67,304	79,674
Accrued payroll	40,271	32,520
Other current liabilities	30,004	24,642
Total current liabilities	310,360	232,177

Long-term debt, net of current portion	50,000	75,000
Other long-term liabilities	10,911	12,575
Insurance and claims accruals, net of current portion (1)	214,030	108,270
Deferred income taxes	233,450	195,187

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 70,441,973 and 72,409,222 shares outstanding, respectively	805	805
Paid-in capital	107,455	102,563
Retained earnings	1,413,746	1,267,871
Accumulated other comprehensive loss	(16,073)	(15,835)
Treasury stock, at cost; 10,091,563 and 8,124,314 shares, respectively	(241,180)	(170,622)
Total stockholders’ equity	1,264,753	1,184,782
Total liabilities and stockholders’ equity	$2,083,504	$1,807,991

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheet as of December 31, 2018.